John V. Murphy
Chairman, President and                               OppenheimerFunds Logo
Chief Executive Officer                               OppenheimerFunds, Inc.
                                                      Two World Financial Center
                                                      225 Liberty Street
                                                      New York, NY 10281-1008
                                                      www.oppenheimerfunds.com

                                                      March 1, 2006

Dear Oppenheimer Disciplined Allocation Fund Shareholder:

We have scheduled a shareholder meeting on April 20, 2006 for you to decide upon an important proposal for the Fund. Your ballot card, an Oppenheimer Balanced Fund prospectus and a detailed proxy statement are enclosed with this letter.

After careful consideration, the Board of Directors has determined that it would be in the best interest of shareholders of Oppenheimer Disciplined Allocation Fund to reorganize into another Oppenheimer fund, Oppenheimer Balanced Fund.  A shareholder meeting has been scheduled for April 20, and all Disciplined Allocation Fund shareholders of record as of January 20, 2006, are being asked to vote either in person or by proxy, on the proposed reorganization.  You will find a proxy statement detailing the proposal, a ballot card, a
Balanced Fund prospectus, instructions for voting by telephone or internet and a postage-paid return envelope for voting by mail enclosed for your use.

Why does the Board of Directors recommend this change?

The Board voted to recommend that shareholders of Disciplined Allocation Fund approve a proposal to reorganize the Fund into Balanced Fund after considering, among other things, the two Funds' respective investment objectives and policies, management fees, distribution fees and other operating expenses, historical performance and asset size.  The Board also considered that Disciplined Allocation
Fund has not seen any significant influx of money into the Fund and we have concluded that Disciplined Allocation Fund's assets will not increase substantially in size in the near future. By merging into Balanced Fund, shareholders of
Disciplined Allocation Fund should have the benefit of economies of scale associated with a larger fund while maintaining their investment in a fund with similar investment objectives and policies.  Additionally, OppenheimerFunds, Inc. is the investment advisor to both Funds and employs the same team of investment professionals to manage both Funds.  The Board of Disciplined Allocation Fund believes that shareholders will be best served by the proposed reorganization, and recommends a vote "For" the proposal.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You also may vote by telephone or internet by following the instructions on the proxy ballot.  Using a touch-tone telephone or the internet to cast your vote saves you time and helps reduce the Fund's expenses.  If you vote by phone or internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the scheduled meeting.  If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

Please read the enclosed proxy statement for complete details on this proposal.  Of course, if you have any questions, please contact your financial advisor, or call us at 1.800. 225.5677. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                                      Sincerely,

                                                   /s/ John V. Murphy

                                                       John V. Murphy

Enclosures
XP0205.002.0206